EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-178064, Registration No. 333-197741, Registration No. 333-214596, Registration No. 333-226784, Registration No.  333-237761, Registration No. 333-261231, Registration No. 333-272485, and Registration No. 333-288233) of ParkerVision, Inc. (the "Company") in addition to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-286486 and Registration No. 333-287427 ) of our report dated March 23, 2026, with respect to the consolidated financial statements as of and for the years ended December 31, 2025 and 2024, of the Company which are part of this Annual Report on Form 10-K.

/s/ Frazier & Deeter, LLC

Atlanta, GA

March 23, 2026